Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Foresters Life Insurance and Annuity Company and
Contract owners of First Investors Life Level Premium Variable Life Insurance Separate Account B:

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-149362 on Form N-6 of your report dated April, 5, 2016, with respect to the statement of assets and liabilities of First Investors Life Level Premium Variable Life Insurance (Separate Account B) as of December 31, 2015 and the related statement of operations for the year then ended, the statement changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period ended December 31, 2015 and of our report dated April 5, 2016, with respect to the statutory statements of admitted assets, liabilities and capital and surplus of Foresters Life Insurance and Annuity Company (“the Company”) as of December 31, 2015 and December 31, 2014 and the related statutory statements of income and changes in capital and surplus, and cash flow for each of the years in the three-year period ended December 31, 2015, both appearing in the Statement of Additional Information, which is part of such Registration Statement.
Our report on the Company dated April 5, 2016 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the New York State Department of Financial Services (“statutory accounting practices”), which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly, in conformity with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2015 and December 31, 2014 and the results of operations or its cash flows for each of the years in the three-year period ended December 31, 2015.

New York, New York
April 25, 2016